EXHIBIT 99.1

NEWS RELEASE

Superior Uniform Group, Inc.

An American Stock Exchange Listed Company

10055 Seminole Boulevard

Seminole, Florida 33772-2539

Telephone (727) 397-9611

Fax (727) 803-9623

Contact: Andrew D. Demott, Jr., CFO	FOR IMMEDIATE RELEASE
(727) 803-7135

SUPERIOR UNIFORM GROUP REPORTS SECOND QUARTER RESULTS

SEMINOLE, Florida - July 28, 2005 - Superior Uniform Group, Inc., (AMEX: SGC), manufacturer of uniforms, career apparel and accessories, today announced that for the second quarter ended June 30, 2005, sales were $34,858,915 compared with 2004 second quarter sales of $35,400,090. Net income was $646,533 or $.09 per share (diluted), compared with net income of $1,277,333 or $0.17 per share (diluted) in the 2004 second quarter.

For the six months ended June 30, 2005, sales were $66,716,004, compared with sales of $69,165,310 in the six months ended June 30, 2004. Net income for the six months ended June 30, 2005 was $785,975 or $.10 per share (diluted) versus a net income of $2,407,801 or $0.32 per share (diluted) in the first six months of 2004.

Michael Benstock, Chief Executive Officer, commented: “During the first quarter of 2005, the difficulties that we experienced with the implementation of our upgraded warehouse were very tough on the company and on our customers. While we were able to correct the operational problems at the beginning of the second quarter, our sales results were impacted as certain customers reduced their volume of business at that time. We recognize that this has resulted in a loss of certain business in the short-term, but we believe that this upgrade in warehouse technology will help to keep our company in the forefront of distribution technology and will give us the competitive advantage that we need to better service our customers in a very competitive marketplace in the future. Despite the current setback in our customer base, we are continuing to focus our efforts on building a world-class sales force and top grading our organization. Our financial strength has allowed us to weather these difficult times. We believe that we are building the right sales and marketing teams and that our efforts will ultimately result in a much-improved sales profile going forward.

Earnings for the quarter were improved in comparison to the first quarter of this year. However, they are still down significantly from the second quarter of 2004. Lower sales and manufacturing volumes available to absorb fixed overheads have negatively impacted gross margins. Management is

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focused on the overhead structure of the company and has implemented staffing reductions that are expected to result in annualized payroll reductions of over $1.4 million, while still allowing the company to achieve improved results in the future.”

Superior Uniform Group, through its Signature marketing brands – Fashion Seal®, Fashion Seal Healthcare™, Martin’s®, Worklon®, Sope Creek® and UniVogue™ – manufactures and sells a wide range of uniforms, corporate I.D., career apparel and accessories for the hospital and healthcare fields; hotels; fast food and other restaurants; and public safety, industrial, transportation and commercial markets, as well as corporate and resort embroidered sportswear.

Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation those identified in the Company’s SEC filings, which could cause actual results to differ from those projected.

Comparative figures are as follows:

SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,
	2005	2004
Net sales	$34,858,915	$35,400,090

Costs and expenses:
Cost of goods sold	24,057,231	23,828,577
Selling and administrative expenses	9,663,516	9,477,603
Interest expense	161,635	156,577

	33,882,382	33,462,757

Earnings before taxes on income	976,533	1,937,333
Taxes on income	330,000	660,000

Net earnings	$646,533	$1,277,333

Basic net earnings per common share	$0.09	$0.17

Diluted net earnings per common share	$0.09	$0.17

Dividends per common share	$0.135	$0.135

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

(Unaudited)

	Six Months Ended June 30,
	2005	2004
Net sales	$66,716,004	$69,165,310

Costs and expenses:
Cost of goods sold	45,572,844	46,367,477
Selling and administrative expenses	19,643,686	18,795,394
Interest expense	303,499	314,638

	65,520,029	65,477,509

Earnings before taxes on income	1,195,975	3,687,801
Taxes on income	410,000	1,280,000

Net earnings	$785,975	$2,407,801

Basic net earnings per common share	$0.11	$0.32

Diluted net earnings per common share	$0.10	$0.32

Dividends per common share	$0.27	$0.27

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

JUNE 30,

(Unaudited)

	2005	2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$152,128	$8,353,750
Accounts receivable and other current assets	29,580,704	29,040,637
Inventories	44,895,222	37,958,123

TOTAL CURRENT ASSETS	74,628,054	75,352,510

PROPERTY, PLANT AND EQUIPMENT, NET	21,786,395	19,944,151
GOODWILL	1,617,411	741,929
OTHER INTANGIBLE ASSETS	1,369,413	2,475,536
OTHER ASSETS	7,466,794	6,200,333

	$106,868,067	$104,714,459

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$5,605,736	$5,578,207
Accrued expenses	4,181,252	5,484,786
Current portion of long-term debt	1,967,658	1,221,216

TOTAL CURRENT LIABILITIES	11,754,646	12,284,209

LONG-TERM DEBT	8,153,135	5,644,464
DEFERRED INCOME TAXES	960,000	300,000
SHAREHOLDERS’ EQUITY:
Preferred stock, $1 par value - authorized 300,000 shares (none issued)
Common stock, $.001 par value - authorized 50,000,000 shares; issued and outstanding 7,445,555 and 7,455,387, respectively	7,446	7,455
Additional paid-in capital	15,452,463	14,593,022
Retained earnings	70,760,377	72,288,309
Cumulative Comprehensive Income (Loss)	(220,000)	(403,000)

TOTAL SHAREHOLDERS’ EQUITY	86,000,286	86,485,786

	$106,868,067	$104,714,459